Exhibit 3.1
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
SEMLER SCIENTIFIC, INC.
Douglas Murphy-Chutorian hereby certifies that:
ONE:   The date of filing the original Certificate of Incorporation of this corporation with the Secretary of State of the State of Delaware was September 16, 2013.
TWO:   He is the duly elected and acting Chief Executive Officer of Semler Scientific, Inc., a Delaware corporation.
THREE:   The Certificate of Incorporation of this corporation is hereby amended and restated to read as follows:
ARTICLE I
The name of the corporation is Semler Scientific, Inc. (the “Corporation”).
ARTICLE II
The address of the registered office of the Corporation in the State of Delaware is located at 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, 19808. The name of its registered agent at such address is Corporation Service Company.
ARTICLE III
The nature of the businesses and purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (the “General Corporation Law”). The Corporation will have perpetual existence.
ARTICLE IV
A.   Authorization of Stock.
1.   Authorization of Stock.   The total number of shares of stock that the corporation shall have authority to issue is Fifty Million (50,000,000), consisting of Fifty Million (50,000,000) shares of common stock, $0.001 par value per share (the “Common Stock”).
2.   Voting.   Each holder of shares of Common Stock shall be entitled to one vote for each share thereof held. No stockholder of the Corporation shall by reason of holding shares of any class of stock have any cumulative voting right.
ARTICLE V
Except as otherwise provided in this Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.
ARTICLE VI
1.   Generally.   The number of directors of the Corporation shall be determined in the manner set forth in the Bylaws of the Corporation.
2.   Board of Directors.   The directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. The Board of Directors is authorized to assign members of the Board of Directors already in office to such classes at the time the classification becomes effective. At the first annual meeting of stockholders following the initial classification, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following the initial classification, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following the initial classification, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting. Notwithstanding the foregoing provision of this section, each director shall serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.
3.   Removal of Directors.   Neither the Board of Directors nor any individual director may be removed without cause. Subject to any limitations imposed by applicable law, any individual director or directors may be removed without cause by the affirmative vote of the holders of a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally at an election of directors.
4.   Vacancies.   Subject to any limitations imposed by applicable law, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders and except as otherwise provided by applicable law, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified.
ARTICLE VII
Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.
ARTICLE VIII
Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.
ARTICLE IX
To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law or any other law of the State of Delaware is amended after approval by the stockholders of this Article Ninth to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law or such other law of the State of Delaware as so amended. Any repeal or modification of the foregoing provisions of this Article Ninth by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.
ARTICLE X
The following indemnification provisions shall apply to the persons enumerated below:
A.   Right to Indemnification of Directors and Officers.   The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (an “Indemnified Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that such person, or a person for whom such person is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Indemnified Person in such Proceeding. Notwithstanding the preceding sentence, except as otherwise provided in Section 10(C) or in respect of any counterclaims of an Indemnified Person made in response to a Proceeding not commenced by such Indemnified Person, the Corporation shall be required to indemnify an Indemnified Person in connection with a Proceeding (or part thereof) commenced by such Indemnified Person only if the commencement of such Proceeding (or part thereof) by the Indemnified Person was authorized in advance by the Board.
B.   Prepayment of Expenses of Directors and Officers.   The Corporation shall pay the expenses (including attorneys’ fees) incurred by an Indemnified Person in defending any Proceeding in advance of its final disposition; provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Indemnified Person to repay all amounts advanced if it should be ultimately determined that the Indemnified Person is not entitled to be indemnified under this Article Tenth or otherwise.
C.   Claims by Directors and Officers.   If a claim for indemnification or advancement of expenses under this Article Tenth is not paid in full within 30 days after a written claim therefor by the Indemnified Person has been received by the Corporation, the Indemnified Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the Indemnified Person is not entitled to the requested indemnification or advancement of expenses under applicable law.
D.   Indemnification of Employees and Agents.   The Corporation may indemnify and advance expenses to any person who was or is made or is threatened to be made or is otherwise involved in any Proceeding by reason of the fact that such person, or a person for whom such person is the legal representative, is or was an employee or agent of the Corporation or, while an employee or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorney’s fees) reasonably incurred by such person in connection with such Proceeding. The ultimate determination of entitlement to indemnification under this Section 10(D) of persons who are non-director or non-officer employees or agents shall be made in such manner as is determined by the Board in its sole discretion. Notwithstanding the foregoing sentence, the Corporation shall not be required to indemnify a person under this Section 10(D) in connection with a Proceeding initiated by such person if the Proceeding was not authorized in advance by the Board.
E.   Advancement of Expenses of Employees and Agents.   The Corporation may pay the expenses (including attorney’s fees) incurred by persons who are non-director or non-officer employees or agents in defending any Proceeding in advance of its final disposition on such terms and conditions as may be determined by the Board.
F.   Non-Exclusivity of Rights.   The rights conferred on any person by this Article Tenth shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, provision of the Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.
G.   Insurance.   The Board of Directors may, to the full extent permitted by applicable law as it presently exists, or may hereafter be amended from time to time, authorize an appropriate officer or officers to purchase and maintain at the Corporation’s expense insurance: (a) to indemnify the Corporation for any obligation which it incurs as a result of the indemnification of directors, officers and employees under the provisions of this Article Tenth; and (b) to indemnify or insure directors, officers and employees against liability in instances in which they may not otherwise be indemnified by the Corporation under the provisions of this Article Tenth.

H.   Amendment or Repeal.   Any repeal or modification of the foregoing provisions of this Article Tenth shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification. The rights provided hereunder shall inure to the benefit of any Indemnified Person and such person’s heirs, executors and administrators.
ARTICLE XI
The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.
ARTICLE XII
The Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (A) any director of the Corporation who is not an employee or consultant of the Corporation or any of its subsidiaries, or (B) any holder of Series Preferred or any partner, member, director, stockholder, employee or agent of any such holder, other than someone who is an employee or consultant of the Corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation.
FOUR:   This Amended and Restated Certificate of Incorporation has been duly approved by the Board of Directors of the Company.
FIVE:   This Amended and Restated Certificate of Incorporation was approved by the holders of the requisite number of shares of said corporation in accordance with Section 228 of the General Corporation Law. This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law by the stockholders of the Company.

Semler Scientific, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by its Chief Executive Officer on this 29th day of October 2015.
SEMLER SCIENTIFIC, INC.
/s/ Douglas Murphy-Chutorian

Douglas Murphy-Chutorian
Chief Executive Officer